Exhibit 2.1

PURCHASE AGREEMENT

          PURCHASE AGREEMENT (this “Agreement”), dated February 28, 2005, by and among EisnerFast LLC, a New York limited liability company (the “Company”), EHS, LLC, a Delaware limited liability company (the “Representative”) and SS&C Technologies, Inc., a Delaware corporation, (“Buyer”). Certain capitalized terms herein shall have the meanings ascribed to such terms in Section 7.10.

          WHEREAS, the Company is engaged, among other things, in the business of providing fund accounting and administrative solutions for hedge funds, funds of funds and private equity funds, as well as other investment-oriented firms (the “Business”);

          WHEREAS, the individual parties as set forth on Schedule 3.2 hereto (each such party a “Seller” and, together, the “Sellers”) collectively own all of the outstanding membership interests of the Company (the “Membership Interests”);

          WHEREAS, each Seller has granted the Representative a power of attorney and proxy to take all actions on behalf of such Seller to sell such Seller’s Membership Interests pursuant to this Agreement;

          WHEREAS, upon the terms and subject to the conditions set forth herein and for the consideration described herein, the Representative, on behalf of the Sellers, desires to sell, and Buyer desires to purchase, all of the Membership Interests;

          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

SECTION 1

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

          1.1. Purchase and Sale of the Membership Interests. Subject to the terms and conditions of this Agreement, the Representative, on behalf of the Sellers, will sell, transfer and deliver to Buyer all of the Membership Interests, and Buyer will buy from the Sellers all of the Membership Interests, free and clear of all Liens, for an aggregate cash purchase price equal to $25,300,000 (the “Purchase Price”), payable as set forth in Sections 1.4(a) and (b).

          1.2. Closing. Subject to the terms and conditions hereof, the closing (the “Closing”) of the purchase and sale of the Membership Interests shall be held at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York, at 10:00 a.m., on February 28, 2005, or such other date and time as the parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

          1.3. Deliveries to Buyer. At the Closing the following shall be delivered to Buyer unless otherwise waived by Buyer:

               (a) the Representative shall deliver a bill of sale transferring the Membership Interests owned by the Sellers being purchased hereunder dated the Closing Date;

               (b) the Company shall deliver resolutions duly adopted by the Executive Committee of the Company and the members of the Company authorizing the transactions which are the subject of this Agreement (the “Transactions”), certified by the President of the Company;

               (c) the Company shall deliver a copy of the Certificate of Formation and all amendments thereto of the Company certified by the Secretary of State of the State of New York, together with a certificate of the President of the Company to the effect that there have been no amendments to such charter documents since the date of the certifications referred to in such subsection;

               (d) the Company shall deliver the consents of the third parties listed on Schedule 2.3 required for the consummation by the Company of the Transactions;

               (e) the Representative and the Sellers shall deliver an Indemnity and Non-Solicitation Agreement in a form mutually agreeable to the parties hereto (the “Indemnity and Non-Solicitation Agreement”);

               (f) Eisner LLP (“Eisner”) shall deliver a Non-Competition Agreement in a form mutually agreeable to the parties hereto (the “Non-Comp Agreement”);

               (g) Eisner shall deliver a Trademark License Agreement in a form mutually agreeable to the parties hereto (the “Trademark License”);

               (h) provided that it has obtained the consent of SL Green Realty Corp. thereto, Eisner shall deliver a Sublease in a form mutually agreeable to the parties hereto (the “Sublease”);

               (i) Eisner shall deliver a Transition Services Agreement in a form mutually agreeable to the parties hereto (the “TSA”);

               (j) the Representative, the Sellers and an escrow agent reasonably acceptable to Buyer and the Representative (the “Escrow Agent”) shall deliver an Escrow Agreement in a form mutually agreeable to the parties hereto (the “Escrow Agreement”);

               (k) the Company shall deliver a schedule setting forth a list of the Company’s accounts receivable (including the aging thereof) as of the Closing Date (each, a “Scheduled Receivable” and collectively, the “Scheduled Receivables”); and

               (l) the Company shall deliver its corporate records, together with the resignations of the officers and members of the Executive Committee of the Company.

          1.4. Buyer Deliveries. At the Closing, Buyer shall deliver the following, unless otherwise waived by the Company or the Representative:

               (a) to the Representative for distribution to the Sellers, ninety percent (90%) of the Purchase Price by wire transfer of immediately available funds to the bank account designated by the Representative in writing;

               (b) to the Escrow Agent, ten percent (10%) of the Purchase Price to secure the indemnification obligations of the Representative and the Sellers pursuant to this Agreement and the Escrow Agreement, by wire transfer of immediately available funds to the bank account designated by the Escrow Agent in writing;

               (c) to the Company, resolutions duly adopted by the Board of Directors of Buyer authorizing the Transactions, certified by the Secretary of Buyer;

               (d) to the Representative, the Indemnity and Non-Solicitation Agreement;

               (e) to Eisner, the Non-Comp Agreement;

               (f) to Eisner, the Trademark License;

               (g) provided that Eisner has obtained the consent of SL Green Realty Corp. thereto, to Eisner, the Sublease;

               (h) to Eisner, the TSA; and

               (i) to the Escrow Agent and the Representative, the Escrow Agreement.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as disclosed in the Disclosure Schedules attached hereto, the Company hereby represents and warrants to Buyer as follows:

          2.1. Organization and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and lawful authority to carry on the Business as it is currently being conducted.

          2.2. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to consummate the Transactions and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other committee, membership, or other corporate proceeding by or on behalf of the Company is necessary to authorize the execution, delivery or performance of this Agreement or any other such Transaction Agreement, or the consummation of the Transactions. This Agreement constitutes, and the other applicable Transaction Agreements when executed and delivered will constitute, the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

          2.3. No Conflict. The execution, delivery and performance of this Agreement and the other applicable Transaction Agreements by the Company and the consummation by the Company of the Transactions will not: (i) violate or conflict with any provision of the certificate of formation or operating agreement of the Company, each as amended; (ii) violate any of the terms, conditions or provisions of any applicable law, rule, statute, regulation, order, writ, injunction, judgment or decree of any Governmental Authority (collectively, “Applicable Law”); (iii) except as set forth on Schedule 2.3, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to or result in any loss of benefit or right of termination, amendment or acceleration under any of the terms, conditions or provisions of any Contract; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or Lien of any nature upon, or with respect to the Company, except in the case of clauses (ii) and (iii) where such conflict, breach or violation or default is reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 2.3, no authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority or other Person, is required in connection with the Company’s execution, delivery and performance of this Agreement or any other applicable Transaction Agreement or the consummation of the Transactions.

          2.4. Capital Structure. The Membership Interests constitute all of the authorized membership interests of the Company. The Membership Interests are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other binding commitments pursuant to which the Company is obligated to issue, deliver or sell, or purchase, redeem or otherwise acquire any membership interests of the Company. Schedule 2.4 sets forth a complete and accurate list of the members of the Company. The Company has provided Buyer with a list of each member of the Company and the respective Membership Interests held by such member under separate cover.

          2.5. Financial Information.

               (a) Schedule 2.5(a) annexed hereto contains a copy of the unaudited schedule of revenues and direct expenses and notes thereto of the Company for the fiscal year ended January 31, 2005 (the “Financial Schedule”). The Financial Schedule was prepared in accordance with the books and records of the Company and presents fairly the revenues and direct expenses of the Company for the period stated therein on the basis stated therein. The books and records of the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all procedures required by Applicable Law.

               (b) Schedule 2.5(b) annexed hereto contains a true, correct and complete list of the names and addresses of each customer of the Company that accounted for more than one percent (1%) of the revenues of the Company in the fiscal year ended January 31, 2005.

               (c) The Scheduled Receivables are valid receivables that arose from bona fide transactions relating to the provision of services by the Company in the ordinary course of business. The Scheduled Receivables are subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which the respective Scheduled Receivable first became due and payable except as noted on the list of Scheduled Receivables).

          2.6. Title to Assets. Schedule 2.6 sets forth an accurate and complete list of Tangible Property owned by the Company being transferred hereunder, other than Tangible Property with a fair market value of less than $500. Except as set forth on Schedule 2.6, the Company has good and clear title to all of its Tangible Property, free and clear of all Liens other than Permitted Liens. All Tangible Property in use by the Company is in good operating condition and repair (reasonable wear and tear excepted), is suitable for the purposes for which it is presently being used and is adequate to meet all present requirements of the Company. The Company has been in peaceable possession of the Tangible Property covered by each Tangible Property lease or sublease since the commencement of the term hereof.

          2.7. Customer Contracts. Schedule 2.7 sets forth the Contracts with the Company’s customers that are in force and effect on the date hereof (the “Customer Contracts”). Accurate and complete copies of each Customer Contract have been made available by the Company to Buyer. The Company has complied with all commitments and obligations on its part to be performed or observed pursuant to each Customer Contract, except where the failure to so comply individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. No event has occurred which is or, after the giving of notice or passage of time or both, would constitute a material default under or a material breach of any Customer Contract by the Company. Except as set forth on Schedule 2.7, the Company has not received written notice of cancellation of, or intent to cancel, notice to make a material modification or intent to make a material modification in, any Customer Contract from any customer thereunder. Except as set forth on Schedule 2.7, no consent of or payment to any Person is required under any Customer Contract in connection with the Company’s execution, delivery and performance of this Agreement or any other applicable Transaction Agreement or the consummation of the Transactions.

          2.8. Other Contracts. Schedule 2.8 sets forth a complete list of the Contracts (other than Customer Contracts and Employee Contracts) to which the Company is a party or bound. Accurate and complete copies of each Contract set forth on Schedule 2.8 have been made available by the Company to Buyer. Each Contract set forth on Schedule 2.8 is in full force and effect. The Company has complied with all commitments and obligations on its part to be performed or observed pursuant to each Contract set forth on Schedule 2.8, except where the failure to so comply individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. No event has occurred which is or, after the giving of notice or passage of time or both, would constitute a default under or a breach of any Contract described in this Section 2.8 by the Company. Except as set forth on Schedule 2.8, the Company has not received any notice of cancellation of, or intent to cancel, notice to make a material modification or intent to make a material modification in, any Contract described in this Section 2.8. Except as set forth on Schedule 2.8, no consent of or payment to any Person is required under any Contract to which the Company is a party or bound in connection with the Company’s execution, delivery and performance of this Agreement or any other applicable Transaction Agreement or the consummation of the Transactions.

          2.9. Legal Proceedings. The Company is not engaged in or a party to or threatened with any action, suit, proceeding, complaint, charge, investigation or arbitration or other method of settling dispute or disagreements, and there is not any reasonable basis for any such action against the Company. The Company has not received written notice of any investigation threatened or contemplated by any Governmental Authority. The Company is not subject to any Judgment or other agreement which, among other things, restricts the ability of the Company from operating the Business, as it is currently conducted, which is reasonably likely to have a Material Adverse Effect on the Company or which restricts the ability of the Company from consummating the Transactions. There is no action, suit, proceeding, complaint, charge, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority which questions the validity of the Agreement or any action taken or to be taken by the Company in connection with the Transactions.

          2.10. Compliance with Law. The Company is not in violation of any Applicable Law which is reasonably likely to have a Material Adverse Effect.

          2.11. Governmental Licenses and Approvals. Schedule 2.11 sets forth a list of all material governmental licenses, franchises and permits held by the Company (all such licenses, franchises and permits being referred to herein as the “Permits”). The Company has all of the Permits required under Applicable Law for the conduct of the Business as currently conducted. Immediately following the Closing Date, each Permit shall remain in full force and effect.

          2.12. Employee Matters. The Company is not a party to any Contract regarding collective bargaining or other Contract with any labor union or association representing any employee of the Company, nor does any labor union or collective bargaining agent represent any employee of the Company. There are no controversies pending or, to the Knowledge of the Company, threatened involving any group of its employees. The consummation of the transactions contemplated by this Agreement do not require any notifications under the WARN Act. Schedule 2.12(a) sets forth a list of all employees of the Company, their respective salaries, and their respective job descriptions, in each case as of the date hereof, and their bonuses for the fiscal year ended January 31, 2005 (which were paid in December 2004 and January 2005). Schedule 2.12(b) contains a list of each contract between the Company and its employees or consultants (the “Employee Contracts”), copies of which have been made available by the Company to Buyer except as noted in Schedule 2.12(b). The Company does not have any obligation to pay a bonus to any of its employees.

          2.13. ERISA Matters. Schedule 2.13 sets forth a summary of all health and medical benefit coverage, all death benefit coverage, and all retirement plans that are provided to the Company’s employees (the “Company Benefits”). All of the Company Benefits are provided solely by Eisner. The Company has never been a party or made contributions to any plan which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or any “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA. Neither the Company nor any of its ERISA Affiliates has, at any time, participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan”

as defined in Section 3(1) of ERISA. Neither the Company nor any of its ERISA Affiliates maintains any plan which is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code. The Company and its ERISA Affiliates are in compliance in all material respects with the requirements prescribed by Applicable Law with respect to the Company Benefits.

          2.14. Absence of Certain Developments. Except as disclosed on Schedule 2.14, since January 31, 2005, the Company has operated the Business in the ordinary course consistent with past practice and there has not been any:

               (a) sale, transfer or conveyance of imposition of any Lien on any of the Company’s material assets;

               (b) acquisition by the Company of all of the securities or substantially all of the assets of any other Person;

               (c) event which has had or is reasonably expected, individually or in the aggregate (together with the items set forth in Schedule 2.14), to have a Material Adverse Effect;

               (d) transactions not in the ordinary course of business, which transactions have a value individually in excess of $100,000 in the aggregate;

               (e) material damage, destruction or loss, whether or not insured, affecting the Company’s assets;

               (f) disposition of or lapse of any of its Intellectual Property or any license, permit or authorization to use any Intellectual Property, other than in the ordinary course of business and other than any disposition or lapse that is not reasonably likely to have a Material Adverse Effect; or

               (g) agreement or understanding legally obligating it to take any of the actions described above in this Section 2.14.

          2.15. Intellectual Property.

               (a) Schedule 2.15(a) annexed hereto sets forth an accurate and complete list of all of the Company’s registered trademarks. The Company owns, is licensed or otherwise has the sole and exclusive right to use (i) subject to the terms of the Trademark License, the registered trademarks set forth on Schedule 2.15 (the “Registered Trademarks”) and, (ii) except as set forth on Schedule 2.15(b), to the Company’s Knowledge, all other Intellectual Property used by the Company in the Business (the “Company Intellectual Property”).

               (b) Subject to the terms of the Trademark License, the use of the Registered Trademarks and, to the Company’s Knowledge, the Company Intellectual Property by the Company does not infringe upon or otherwise violate the rights of any third party in or to the Registered Trademarks or Company Intellectual Property, and no claim has been asserted with respect thereto. To the Company’s Knowledge, there is no claim which can be asserted by any Person against the Company with respect to the use of any item of Company Intellectual Property challenging or questioning the validity or effectiveness of such use of any such item. No employee of the Company or, to the Company’s Knowledge, any other Person has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Company Intellectual Property owned by the Company. The Company has taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain the confidentiality of all confidential information, that it owns or uses and is not aware of any unauthorized disclosure of confidential information. To the Company’s Knowledge, there is no existing third party infringement, misuse or misappropriation of the Registered Trademarks or the Company Intellectual Property.

          2.16. Taxes.

               (a) The Company has filed all Tax Returns that were required to be filed by it and all such Tax Returns were when filed, and continue to be, correct and complete in all material respects. All Taxes due and payable prior to the date hereof as shown on such Tax Returns have been timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.

               (b) The Company has withheld or collected and paid all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any Employee.

               (c) The Company files federal income Tax returns and Tax returns in the state of New York as a partnership.

          2.17. Brokers. The Company has not, directly or indirectly, employed or utilized the services of any investment banker, broker, finder, consultant or other intermediary in connection with this Agreement or the Transactions.

          2.18. No Subsidiaries. The Company does not control directly or indirectly, or have any direct or indirect equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

          2.19. No Real Property. The Company does not currently own, nor has it ever owned, any real property.

          2.20. Powers of Attorney and Suretyships. The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

          2.21. Disclaimer of Additional Representations and Warranties. Except as expressly set forth in this Agreement, the Company makes no other representations or warranties, express or implied, with respect to the Company or the Business.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE
REPRESENTATIVE

          The Representative represents and warrants to Buyer as follows:

          3.1. Authority. Each Seller has the authority, and is legally competent, to give the Representative authority to act on his or her behalf in connection with the Transactions. Each Seller has given the Representative the legal right and capacity to execute and deliver on such Seller’s behalf this Agreement and the other Transaction Agreements to which such Seller is bound by, to consummate the Transactions and to perform fully such Seller’s obligations hereunder and thereunder. This Agreement constitutes, and the other applicable Transaction Agreements when executed and delivered by the Representative will constitute, the valid and legally binding obligation of each Seller, enforceable against him or her in accordance with their terms.

          3.2. Title to the Membership Interests. The Sellers listed on Schedule 3.2, in the aggregate, collectively have good and valid title to all of the Membership Interests, free and clear of all Liens. Upon consummation of the Transactions, Buyer will receive good and valid title to the Membership Interests, free and clear of all Liens.

          3.3. Organization. The Representative is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and lawful authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to consummate the Transactions and to perform fully its obligations hereunder and thereunder.

          3.4. Authorization of Agreement. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Representative of the Transactions have been duly authorized by all necessary corporate action on the part of the Representative, and no other committee, membership or other corporate proceedings by or on behalf of the Representative is necessary to authorize the execution, delivery or performance of this Agreement or any other such Transaction Agreement or the consummation of the Transactions. This Agreement constitutes, and the other applicable Transaction Agreements when executed and delivered will constitute, the valid and legally binding obligations of the Representative, enforceable against Representative in accordance with their terms.

          3.5. No Conflict. The Representative was formed in connection with the Transactions contemplated in this Agreement and in the other Transaction Agreements and, other than such Transactions, has not conducted any business. The execution, delivery and performance of this Agreement or any other Transaction Agreement by the Representative and the consummation by the Representative of the Transactions will not: (i) violate or conflict with any provisions of the certificate of formation or operating agreement of the Representative, each as amended; (ii) violate any of the terms, conditions or provisions of any Applicable Law; or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms, conditions or provisions of any material Contract of the Representative or any of the Sellers except in the case of clauses (ii) and (iii) where such conflict, breach or violation or default is not reasonably likely to have a material adverse effect on the ability of the Representative or the Sellers to consummate the Transactions. No authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority or other Person, is required in connection with the Representative’s execution, delivery and performance of this Agreement or any other Transaction Agreement or the consummation of the Transactions.

          3.6. Disclaimer of Additional Representations and Warranties. Except as expressly set forth in this Agreement, the Representative makes no representations or warranties, express or implied, with respect to the Representative or the Sellers.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

          Except as disclosed on the Disclosure Schedules hereto, Buyer hereby represents and warrants to the Company as follows:

          4.1. Buyer’s Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to consummate the Transactions and to perform fully its obligations hereunder and thereunder.

          4.2. Authorization of Agreement. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer, and no other board of directors, stockholder or other corporate proceedings by or on behalf of Buyer is necessary to authorize the execution, delivery or performance of this Agreement or any other such Transaction Agreement or the consummation of the Transactions. This Agreement constitutes, and the other applicable Transaction Agreements when executed and delivered will constitute, the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

          4.3. No Conflict. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Buyer and the consummation by Buyer of the Transactions will not: (i) violate or conflict with any provisions of the certificate of incorporation or by-laws of Buyer, each as amended; (ii) violate any of the terms, conditions or provisions of any Applicable Law; or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms, conditions or provisions of any material Contract of Buyer except in the case of clauses (ii) and (iii) where such conflict, breach or violation or default is not reasonably likely to have a material adverse effect on the ability of the Buyer to consummate the Transactions. No authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority or other Person, is required in connection with Buyer’s execution, delivery and performance of this Agreement or any other Transaction Agreement or the consummation of the Transactions.

          4.4. Brokers. Buyer has not, directly or indirectly, employed or utilized the services of any investment banker, broker, finder, consultant or other intermediary in connection with this Agreement or the Transactions.

          4.5. Disclaimer of Additional Representations and Warranties. Except as expressly set forth in this Agreement, Buyer makes no representations or warranties, express or implied, with respect to Buyer.

SECTION 5

COVENANTS

          5.1. Public Announcements. The parties shall agree upon a press release to be issued jointly by the parties at the Closing. Other than such joint press release, neither the Company nor Buyer shall, without the prior written approval of the other party, permit any of their respective officers, directors or employees to make any public statement or issue any press release with respect to this Agreement or the Transactions, unless such statement or release is required by Applicable Law, regulation or stock market rule (provided that the other party shall, to the extent practicable, be given an opportunity to review and comment on such statement or release).

          5.2. Buyer Benefit Plans.

               (a) As of the Closing, Buyer shall offer employment to all persons who are employees of the Company immediately prior to the Closing (the “Employees”) for no less than the same salary or wages as received by such Employee immediately prior to the Closing and for such Employee’s same or substantially the same responsibilities. From and after the Closing, each Employee accepting employment with Buyer (which acceptance includes execution by such Employee of Buyer’s standard confidentiality agreement) shall be entitled to receive Buyer’s benefits package and participate in Buyer’s incentive program.

               (b) Upon the Closing and thereafter, and to the extent permitted by Applicable Law and Buyer’s applicable Employee Benefit Plan, Buyer shall recognize each Employee’s service, as set forth on Schedule 5.2(b) to this Agreement with respect to each such Employee, for purposes of determining eligibility to participate and vesting under any Employee Benefit Plan of the Buyer in which Employees will participate after the Closing Date, including without limitation all qualified pension, savings, or profit-sharing plans, group health plans, vacation plans and policies, disability and other welfare benefit plans (including retiree health, dental and life insurance).

          5.3. Further Assurances. From and after the Closing Date, the Representative, on the one hand, and Buyer, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things as the Representative, or Buyer, as the case may be, may reasonably request in order to effectuate the Transactions. Following the

Closing, the parties will cooperate with each other in connection with Tax audits and in the defense of any legal proceedings.

          5.4. Access to Information. Buyer will provide the Representative with the right, at reasonable times and upon reasonable notice, to have reasonable access to, and to copy and use, any records or information in its possession and control and personnel under its supervision which may be relevant in connection with the preparation of any Tax Returns, any audit or other examination by any authority, or any judicial or administrative proceedings relating to liability for Taxes. The Representative shall reimburse Buyer for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section 5.4 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

          5.5. Collection of Receivables. Buyer shall be entitled to the first $1,000,000 of payments for Scheduled Receivables and the Representative (on behalf of the Sellers) shall be entitled to any payments in excess of $1,000,000. Within five days after the end of each calendar month, (i) each party shall distribute any funds received by such party during such calendar month that are due to the other party pursuant to the preceding sentence, and (ii) Buyer shall deliver to the Representative an updated schedule setting forth a list of the Scheduled Receivables (and the aging thereof) at the end of such calendar month. If an obligor under a Scheduled Receivable is delinquent in its payment of such Scheduled Receivable, the Buyer agrees that the Representative may take any action to collect the delinquent amount of such Scheduled Receivable that the Representative deems reasonably necessary or desirable including, without limitation, legal action.

SECTION 6

INDEMNIFICATION

          6.1. Buyer’s Indemnification. Buyer shall indemnify and hold harmless Sellers and the Representative from, against and in respect of Losses incurred as a result of any of the following: (i) any breach or default in performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any breach or default in performance by the Company of any covenant or agreement made by the Company in this Agreement that is to be performed after the Closing including, without limitation, Section 5.5, (ii) any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement or any other Transaction Agreement, and (iii) any claim that arises with respect to the conduct of the Business on or after the Closing.

          6.2. Seller’s Indemnification. Subject to the limitations set forth in this Section 6 and the Indemnity and Non-Solicitation Agreement, from and after the Closing, each of the Sellers, shall severally, but not jointly (except in the case of the second sentence of Section 3.01 of the Indemnity and Non-Solicitation Agreement), indemnify and hold harmless the Buyer from, against and in respect of Losses incurred as a result of any of the following: (i) any breach or default in performance by the Representative or the Sellers of any covenant or agreement contained in this Agreement, (ii) any breach of, or inaccuracy in, any representation or warranty made by the Company or the Representative in this Agreement, (iii) any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands relating to the Company or the Business existing as of the Closing or arising from conduct of the Company prior to the Closing, (iv) any Tax liabilities or obligations of the Company arising out of the operation of the Business prior to the Closing, (v) the transfer or purported transfer of the Membership Interests, and (vi) any claims against, or liabilities or obligations of, the Company with respect to the Company Benefits. Any indemnification to which the Buyer is entitled pursuant to this Section 6.2 shall be governed by the terms of the Indemnity and Non-Solicitation Agreement and Escrow Agreement.

          6.3. Monetary Limitations.

               (a) Sellers shall have no obligation to indemnify Buyer pursuant to this Section 6 in respect of a claim for indemnification for breaches set forth in Section 6.2(i) or Section 6.2(ii) of this Agreement (other than indemnification obligations in connection with breaches of Sections 2.5(c) or 5.5) unless and until the aggregate of all individual Losses incurred or sustained by Buyer with respect to which Buyer is entitled to indemnification under such Sections exceeds $150,000 (the “Indemnification Threshold”), and the Buyer shall be entitled to recover for Losses only to the extent such Losses exceed the Indemnification Threshold. Notwithstanding anything to the contrary herein, the aggregate liability of the Sellers for (a) Losses under this Section 6 (other than Losses in connection with breaches of Section 2.5(c) or 5.5) shall not exceed $2,530,000, and (b) Losses under this Section 6 in connection with breaches of Sections 2.5(c) and 5.5 shall not exceed an aggregate of $1,000,000 less the aggregate amount of payments received by Buyer for Scheduled Receivables.

               (b) If the Escrow Agent pays Buyer for a claim and subsequently insurance proceeds in respect of such claim are collected by Buyer or the Company, then Buyer shall promptly remit the insurance proceeds, to the extent of any payments by the Escrow Agent in connection with such claim, (i) to the Escrow Agent if the Escrow Agreement is then in effect, and (ii) to the Representative on behalf of the Sellers if the Escrow Agreement is not then in effect.

          6.4. Manner of Indemnification. The Buyer may make a claim against each of the Sellers, severally (but not jointly) in proportion to their pro rata ownership of Membership Interests as of the Closing, by providing the Representative and, if Buyer is seeking indemnification from the amounts held in escrow pursuant to the Escrow Agreement, the Escrow Agent (if the Escrow Agreement is then in effect) with written notice. Buyer agrees to seek indemnification for any claims pursuant to this Section 6 (other than claims in connection with breaches of Sections 2.5(c) or 5.5) by first seeking such indemnification from the amounts held in escrow pursuant to the Escrow Agreement.

          6.5. Time Limitations. No claim for indemnification against the Sellers for breaches of a representation or warranty pursuant to this Section 6 shall be valid unless notice thereof describing such claim with reasonable specificity (in light of the facts then known) is delivered to the Representative on or prior to the date that the representation or warranty giving rise to such breach expires in accordance with Section 6.9.

          6.6. Purchase Price Adjustment. Any indemnification payment made by the Sellers pursuant to this Section 6 shall be treated by the Sellers as an adjustment to the Purchase Price for Tax purposes, unless otherwise required pursuant to a final determination, within the meaning of Section 1313 of the Code.

          6.7. Exclusive Remedy. The indemnification provisions set forth in the Indemnity and Non-Solicitation Agreement and this Section 6 shall constitute the sole and exclusive remedy of Buyer, Sellers, and the Representative for Losses arising out of, resulting from or incurred in connection with the breach of any representation, warranty or agreement made by the parties in this Agreement; provided, however, that this exclusive remedy for Losses does not preclude a party from bringing an action (i) for specific performance or another equitable remedy to require a party to perform its obligations under this Agreement or (ii) for fraud or intentional misrepresentation. Without limiting the generality of the preceding sentence, no legal action sounding in tort, statute or strict liability (other than for fraud or intentional misrepresentation) may be maintained by any party.

          6.8. Cooperation. Buyer and the Company shall use commercially reasonable efforts to cooperate with the Representative to minimize any potential or actual Losses incurred pursuant to Section 6.2.

          6.9. Survival of Representations and Warranties. All representations and warranties in this Agreement shall expire on the first anniversary of the Closing Date, except for (i) the representations and warranties set forth in Sections 3.1 (Authority) and 3.2 (Title to Membership Interests) which shall survive the Closing without limitation, and (ii) the representations set forth in Sections 2.13 (ERISA Matters) and Section 2.16 (Taxes) which shall survive until the applicable statute of limitations with respect to such claims expires. If a party delivers to another party, before expiration of a representation or warranty, a notice of breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or relating to the matter covered by such notice.

SECTION 7

MISCELLANEOUS

          7.1. Entire Agreement. This Agreement and the Schedules hereto (including without limitation the information referred to in the last sentence of Section 2.4) contain, and are intended as, a complete statement of all of the terms of the arrangements among the parties with respect to the matters provided for herein and therein, and supersede any previous agreements and understandings among the parties with respect to those matters.

          7.2. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its principles of conflicts of law.

          7.3. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered or certified mail, return receipt requested, sent by recognized overnight delivery service (signature of receipt requested) or, to the extent receipt is confirmed, by telecopy or telefax (provided that such party also sends a copy by personal delivery or registered or certified mail, return receipt requested, or recognized overnight delivery service, signature of receipt requested), to the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company or the Representative, to:

EHS, LLC
c/o Eisner, LLP
750 Third Avenue
New York, NY 10017-2703
Telephone: (212) 891-4030
Fax: (917) 286-8671
Attention: Charles Weinstein

with a copy to:

Dechert LLP
30 Rockefeller Plaza
New York, NY 10112-2200
Telephone: (212) 698-3500
Fax: (212) 698-3599
Attention: Charles I. Weissman

If to Buyer, to:

SS&C Technologies, Inc.
80 Lamberton Road
Windsor, CT 06095
Telephone: (860) 298-4832
Fax: (860) 298-4969
Attention: General Counsel

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Telephone: (617) 526-6062
Fax: (617) 526-5000
Attention: James R. Burke

          7.4. Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, but such invalidity or unenforceability shall not affect in any way the remaining provisions hereof provided that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained.

          7.5. Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Each party may waive compliance by the other with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the party granting the waiver.

          7.6. Assignment and Binding Effect. Neither Buyer nor the Company may assign its rights or obligations under this Agreement without the prior written consent of the other; provided that the Company may assign any of its rights or delegate any of its duties to any entity controlled by the Company and Buyer may assign any of its rights or delegate any of its duties to any entity that is controlled by Buyer; provided, further, that the Company and Buyer, as applicable, shall remain liable for all duties of the Company or Buyer, as applicable, so assigned. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the parties and the respective successors and permitted assigns of the parties.

          7.7. Legal and Accounting Expenses. Except as otherwise provided in this Agreement, the Sellers shall bear their own legal and accounting expenses in connection with the transactions contemplated by this Agreement, and the Buyer shall bear its own legal and accounting expenses in connection with the transactions contemplated by this Agreement.

          7.8. No Third Party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons, including the right to enforce any of the provisions of this Agreement.

          7.9. Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed an original, and each party hereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

          7.10. Certain Definitions. The following terms, as used herein, have the following meanings:

          “Applicable Law” shall have the meaning specified in Section 2.3.

          “Business” shall have the meaning specified in the recitals hereto.

          “Buyer” shall have the meaning set forth in the recitals hereto.

          “Closing” shall have the meaning specified in Section 1.2.

          “Closing Date” shall have the meaning specified in Section 1.2.

          “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated pursuant thereto.

          “Company” shall have the meaning set forth in the recitals hereto.

          “Company Benefits” shall have the meaning specified in Section 2.13.

          “Company Intellectual Property” shall have the meaning specified in Section 2.15(a).

          “Contract” means any written or oral contract, agreement, purchase order, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, instrument or other similar document.

          “Customer Contracts” shall have the meaning set forth in Section 2.7.

          “Eisner” shall have the meaning set forth in Section 1.3(f).

          “Employee Benefit Plan” shall have the meaning given such term in Section 3(3) of ERISA.

          “Employees” shall have the meaning set forth in Section 5.2(a).

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” shall mean, as to any person, any trade or business, whether or not incorporated, which together with such person would be deemed, within six years prior to the Closing Date, a single employer within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

          “Escrow Agent” shall have the meaning set forth in Section 1.3(j).

          “Escrow Agreement” shall have the meaning set forth in Section 1.3(j).

          “Financial Schedule” shall have the meaning set forth in Section 2.5(a).

          “Governmental Authority” means any government or political subdivision thereof, whether federal, state, local or foreign, and any agency, department, division, court, tribunal or instrumentality of any such government or political subdivision.

          “Indemnification Threshold” shall have the meaning set forth in Section 6.3(a).

          “Indemnity and Non-Solicitation Agreement” shall have the meaning set forth in Section 1.3(e).

          “Intellectual Property” shall mean (i) registered and unregistered trademarks, service marks, brand names, trade dress and logos, and the goodwill of the business associated therewith; (ii) registered and unregistered copyrights; (iii) know-how, inventions, processes, formulae, discoveries and ideas, whether patentable or not in any jurisdiction; (iv) patent rights, including registered patents, patents pending and all divisions, re-issues, re-examinations and extensions thereof; (v) trade secrets and confidential information; (vi) computer software, data and documentation; and (vii) domain names and websites.

          “Judgment” any judgment, writ, order, injunction, determination, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by a Governmental Authority.

          “Knowledge” means, with respect to the Company, the actual knowledge, after due inquiry, of Rahul Kanwar and Stanley Goldberg.

          “Liens” means any mortgage, pledge, security interest, title defect, lien or encumbrance of any kind.

          “Loss” means any and all losses, damages deficiencies, awards, settlements, liabilities, assessments, judgments, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses).

          “Material Adverse Effect” means with respect to the Company, any material adverse effect or change in the condition (financial or otherwise), business, properties, assets, liabilities (contingent or otherwise) or operations of the Company, taken as a whole, or the ability of the Company to consummate this Agreement or the Transactions; provided, however, that the foregoing definitions exclude (i) the effect of any change that is generally applicable to the United States economy or securities markets or the world economy or international securities markets that does not disproportionately affect the Company or the industry in which the Company operates, or (ii) the effect of any change arising in connection with natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof.

          “Membership Interests” shall have the meaning set forth in the recitals hereto.

          “Non-Comp Agreement” shall have the meaning set forth in Section 1.3(f).

          “Permits” shall have the meaning set forth in Section 2.11.

          “Permitted Liens” means Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable.

          “Person” means any natural person, firm, partnership, joint venture, association, corporation, company, trust, business trust, Governmental Authority or other entity.

          “Registered Trademarks” shall have the meaning set forth in Section 2.15(a).

          “Representative” shall have the meaning set forth in the recitals hereto.

          “Scheduled Receivable” and “Scheduled Receivables” shall have the meanings set forth in Section 1.3(k).

          “Seller” shall have the meaning set forth in the recitals hereto.

          “Sublease” shall have the meaning set forth in Section 1.3(h).

          “Tangible Property” all furnishings, machinery, equipment, computer systems and software, supplies, inventories, vehicles, and other tangible personal property of any nature owned, leased, used or held for use, directly or indirectly, by or on behalf of a Person.

          “Taxes” or “Tax” refers to all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, telecommunications, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Internal Revenue Code Section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto of the Company.

          “Tax Return” means any report, return, form, claim for refund, declaration or other document or information return or statement required to be supplied to any authority in connection with Taxes, including any schedule or attachment thereto and any amendment thereof.

          “Trademark License” shall have the meaning set forth in Section 1.3(g).

          “Transactions” shall have the meaning specified in Section 1.3(b).

          “Transaction Agreements” mean this Agreement, the Indemnity and Non-Solicitation Agreement, the Non-Comp Agreement, the Trademark License, the Sublease, and the TSA.

          “TSA” shall have the meaning specified in Section 1.3(i).

          7.11. Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the Transactions may be instituted in any state or federal court located in New York, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives any offsets or counterclaims in any such action, suit or proceeding. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on such party with a copy of such process mailed to such party by registered or certified mail, return receipt requested, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New York in connection with actions initiated by third parties in such other jurisdictions.

          7.12. Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; except as the context may otherwise require, “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to “Article”, “Section” or another subdivision or to a “Schedule” are to an article, section or subdivision hereof or a “Schedule” hereto.

          IN WITNESS WHEREOF, the undersigned have executed this Purchase Agreement as of the date first above written.

EISNERFAST LLC

By:	/s/ Charles Weinstein

Name: Charles Weinstein Title: President

EHS, LLC

By:	/s/ Charles Weinstein

Name: Charles Weinstein Title: President

SS&C TECHNOLOGIES, INC.

By:	/s/ Normand A. Boulanger

Name: Normand A. Boulanger Title: President & COO